October 20, 2000

              Edison International Third Quarter Earnings of $1.11
             Reflect Impact of Midwest Acquisitions; Utility Unit's
                  Undercollected Power Purchase Costs Increase

       Edison International (EIX) reported earnings for the third quarter of 2000 of $1.11 per share. While not reflected in reported earnings, EIX and its utility unit, Southern California Edison (SCE), announced at the same time that during the quarter costs of purchasing power in California's dysfunctional markets exceeded revenues by more than $1.25 billion, upping SCE's year-to-date regulatory undercollections for purchased power to $2.358 billion. "The dysfunctional California wholesale power market must be fixed. It is increasingly costing Californians billions of dollars, and poses a large risk to the health of the California economy and the company. We urge that the responsible state and federal officials move rapidly to fix it." said John Bryson, Chairman and Chief Executive Officer of Edison International.

       Year-to-date earnings for EIX increased to $1.81 per share from $1.52 per share for the same period in 1999. Net income was $360 million for the quarter, up $105 million from third quarter 1999. The increase in earnings is primarily due to earnings contributions from investments made in 1998 and 1999, strong operating performance at each of the major EIX subsidiaries, and the impact of share repurchases.

       Bryson also emphasized, "This quarter's earnings for the first time reflect the large summer contribution of EME's Illinois generating facilities, acquired last December. The Illinois plants sell their output under contract to Commonwealth Edison. Under the contracts, all of the annual earnings from these plants occur in the summer months. This new element in EIX's income has sharply increased the seasonality of the company's earnings."

                                                   Quarter Ended
                                                   September 30,
  Earnings Per Share                              2000      1999     Change
  ------------------
                                                ------------------------------
  Reported and Operating Basis
  Southern California Edison                        $0.53     $0.46     $0.07
  Edison Mission Energy                              0.59      0.25      0.34
  Edison Capital                                     0.11      0.10      0.01
                                                ------------------------------
                                                     1.23      0.81      0.42
  Edison Enterprises & parent co.                   (0.12)    (0.07)    (0.05)
                                                ------------------------------
  Edison International - consolidated               $1.11     $0.74     $0.37
                                                ==============================


                                    - more -


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       SCE contributed earnings of 53 cents per share, an increase of seven cents from the same period last year, primarily due to higher kilowatt-hour sales and the impact of share repurchases. SCE continues to experience negative margins between the costs of buying and delivering power and the prices SCE can charge customers under California's rate freeze. These negative margins are not reflected in reported earnings because EIX and SCE believe the amounts ultimately will be recovered through rates. SCE is seeking approval from the California Public Utilities Commission to recover these costs, but there is a risk that SCE will not obtain adequate relief and will be forced to write off the uncollected balances. A report on Form 8-K to be filed by EIX with the Securities and Exchange Commission, describing in detail the current circumstances, is attached to this release.

       EME contributed earnings of 59 cents per share in the third quarter of 2000, up 34 cents per share from the same quarter last year. The increase at EME was primarily attributable to earning contributions from Illinois acquisitions in its Midwest Generation division and in the United Kingdom. The increase also included an 11-cent contribution from the adjustment to the accrued expense in connection with the termination of EME's phantom option plan. The increase in earnings was partially offset by higher interest expense resulting from increased corporate borrowings to finance acquisitions. The net income for EME was $191 million for the third quarter versus $87 million for the same period last year, up 121 percent.

       Earnings per share from Edison Capital were 11 cents per share for the quarter, up one cent per share from the same period last year. Higher earnings from infrastructure investments and the sale of interests in affordable housing investments were the primary contributors to this increase. Edison Capital's net income was $36 million for the quarter, up $1 million, or four percent, from the same quarter last year.

       EIX's retail businesses, organized under Edison Enterprises, along with the parent company were responsible for a 12-cent-per-share negative impact on 2000 third quarter earnings compared to a seven-cent-per-share negative impact in 1999. The five-cent decrease in earnings is due to increased interest expense at the parent which more than offset the improved earnings performance at Edison Enterprises.

       Year-to-date, EIX earned $1.81 per share compared to $1.52 per share for the same period last year. The increase was primarily due to contributions from EME's Midwest Generation division, the absence of refueling outages at the San Onofre Generating Station (SONGS), an 11 cent contribution from the adjustment to the accrued expense in connection with the termination of EME's phantom option plan, and the impact of share repurchases. The increase was partially offset by anticipated higher operating costs and interest expense at EME, and higher interest expense at the holding company.

                                           Year-to-date
                                          September 30,
Earnings Per Share                      2000          1999          Change
------------------                      ----------------------------------------
Reported and Operating Basis
Southern California Edison                  $1.32         $0.99           $0.33
Edison Mission Energy                        0.48          0.39            0.09
Edison Capital                               0.34          0.31            0.03
                                       -----------------------------------------
                                             2.14          1.69            0.45
Edison Enterprises & parent co.             (0.33)        (0.17)          (0.16)
                                       -----------------------------------------
Edison International - consolidated         $1.81         $1.52           $0.29
                                       =========================================

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          For the twelve-month period ending September 30, 2000, EIX's earnings per share were $2.08 compared to $1.98 for the same period last year. The increase was primarily related to the absence of refueling outages at the SONGS. The increase was partially offset by higher operating and interest expense at EME, higher earnings contributions from the sale of investments in affordable housing in the prior 12-month period as compared to the current 12-month period at Edison Capital, and increased interest expense at the holding company.

                                           12 Months Ended
                                            September 30,
Earnings Per Share                     2000            1999          Change
------------------                     ----------------------------------------
Reported and Operating Basis
Southern California Edison                $1.72           $1.31          $0.41
Edison Mission Energy                      0.46            0.48          (0.02)
Edison Capital                             0.39            0.41          (0.02)
                                     ------------------------------------------
                                           2.57            2.20           0.37
Edison Enterprises & parent co.          (0.49)          (0.22)          (0.27)
                                     ------------------------------------------
Edison International - consolidated       $2.08           $1.98          $0.10
                                     ==========================================


                                               Quarter Ended
                                               September 30,
                                          2000             1999      Change
                                     -------------------------------------------
Reported Earnings ($000)
   Southern California Edison          $171,682        $160,106        $11,576
   Edison Mission Energy                191,282          86,605        104,677
   Edison Capital                        35,886          34,658          1,228
   Edison Enterprises & parent co.     (38,699)        (26,032)        (12,667)
                                     ------------------------------------------
Edison International - consolidated    $360,151        $255,337       $104,814
                                     =========================================

                                               Year-to-date
                                               September 30,
                                           2000             1999        Change
                                     ------------------------------------------
Reported Earnings ($000)
   Southern California Edison          $441,355        $342,838       $98,517
   Edison Mission Energy                160,287         136,176        24,111
   Edison Capital                       113,004         108,798         4,206
   Edison Enterprises & parent co.    (107,786)        (60,842)       (46,944)
                                     -----------------------------------------
Edison International - consolidated    $606,860        $526,970       $79,890
                                     =========================================

                                                    12 Months Ended
                                                      September 30,
                                          2000               1999         Change
                                     -------------------------------------------
Reported Earnings ($000)
   Southern California Edison          $582,049        $458,249       $123,800
   Edison Mission Energy                154,388         167,244        (12,856)
   Edison Capital                       133,572         143,419         (9,847)
   Edison Enterprises & parent co.    (167,089)        (79,390)        (87,699)
                                     ------------------------------------------
Edison International - consolidated    $702,920        $689,522        $13,398
                                     ==========================================